EXHIBIT 10.2

FORWARD AIR CORPORATION
RECOUPMENT POLICY
(Effective as of January 1, 2013)
_________________________________________________________________

The Compensation Committee of the Board of Directors (the Committee) of Forward Air Corporation (the Company) is dedicated to maintaining and enhancing within the Company a culture that is focused on integrity and accountability and that discourages conduct detrimental to the Company's growth prospects and profitability. To this end, the Committee has determined that under certain circumstances it may be appropriate to recover from one or more affected executive officers incentive compensation provided by the Company, including, but not limited to, bonuses, annual, periodic or long-term cash incentive compensation, stock-based awards and the Company stock acquired thereunder, and sale proceeds realized from the sale of Company stock acquired through stock-based awards (collectively, incentive compensation). For purposes of this policy, the term “executive officer” means a person who was at the time of the triggering event (as defined below) an executive officer of the Company as defined under the Securities Exchange Act of 1934, as amended, or an employee holding such position or title designated by the Committee, before the triggering event occurs, as being subject to this policy.

The Company may recoup incentive compensation from an executive officer upon the occurrence of any of the following “triggering events”:

(a)
the Company's determination within 36 months after the original reporting that it is required to file with the Securities and Exchange Commission (the SEC) an accounting restatement either that resulted from the executive officer engaging in intentional misconduct pertaining to any financial reporting requirement under the Federal securities laws or that results in a material negative revision of a financial or operating measure on the basis of which incentive compensation was awarded or paid to the executive officer;

(b)
the Committee's determination that the executive officer engaged in fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company's financial results as filed with the SEC; or

(c)
the executive officer is terminated from employment by the Company due to a felony conviction or the failure to contest prosecution for a felony, gross negligence, willful misconduct or dishonesty, any of which is directly or materially harmful to the business or reputation of the Company.

If a triggering event occurs, then to the fullest extent permitted by applicable law, the Company, in the discretion of the Committee, may recoup from the executive officer all or a portion of any incentive compensation paid in cash or stock (treating for this purpose, the vesting date of restricted stock as the payment date) and any proceeds realized from the sale of Company stock acquired from stock-based awards, in either case where such payment or realization occurred within the 12-month period immediately preceding the date on which the Committee determines that a triggering event warranting recoupment has occurred. For incentive compensation in the form of stock options, sale proceeds subject to recoupment are reduced by the aggregate exercise price paid to acquire the shares sold. If a material negative revision of a financial or operating measure gives rise to the right of recoupment, but an executive officer's acts or omissions were not responsible in whole or in part for the events that led to such negative revision, then the amount subject to recoupment is limited to the excess, if any, of the amount actually paid or realized over the amount that would have been paid or realized if the correct financial or operating results had been applied and incentive compensation paid to or sale proceeds realized by such executive officer before the effective date of this policy shall not be subject to recoupment under this policy.

In the event the Company determines the need to file an accounting restatement or there is a material negative revision of a financial or operating measure on the basis of which incentive compensation was awarded or paid, the Committee shall review the facts and circumstances that led to the need for the accounting restatement or negative revision and may take actions it deems necessary and appropriate. The Committee may consider whether any executive officer received incentive compensation based on the original financial statements or financial or operating measure that in fact was not warranted based on the accounting restatement or revised financial or operating measure. The Committee may also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the accounting restatement or negative revision.

To the extent permitted by applicable law, the Company may enforce the recoupment of any or all amounts determined by the Committee to be recoverable under this policy by withholding future payment of incentive compensation or salary, cancelling outstanding stock-based awards (whether or not then vested) or the scheduled grant of future stock-based awards, seeking reimbursement of previously paid incentive compensation, demanding direct cash payment or return of shares of Company stock, reducing compensation owed by the Company to the executive officer, and/or such other means determined by the Committee. The Company's right of recoupment under this policy is not exclusive but rather is in addition to any remedy available to the Company with respect to any executive officer, including, but not limited to, disciplinary action up to and including termination of employment, the initiation of civil or criminal proceedings, and any right to repayment under contract or applicable law.

All actions taken and decisions made by the Committee on all matters relating to this policy shall be in the Committee's sole and absolute discretion and shall be conclusive and binding on all parties, including the Company and the executive officer. The Committee reserves the right to amend this policy from time to time in its sole and absolute discretion. An executive officer's incentive compensation shall not be deemed fully earned and vested, even if paid, to the extent such incentive compensation becomes subject to recoupment pursuant to this policy or applicable law.

The Company is hereby instructed to take such action as it deems necessary or appropriate to implement this policy, including but not limited to requiring all covered executive officers to acknowledge the rights and powers of the Company and the Committee hereunder.

Adopted: December 10, 2012
Compensation Committee of the Board of Directors
Forward Air Corporation